FOR RELEASE AT 2:30PM MDT ON MONDAY, OCTOBER 25, 2004
FINAL

Contact:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

Pharmion Announces Revenues of $42.6 Million for Q3 2004
Vidaza Sales Total $20.4 Million in Launch Quarter
Loss Narrows to $(0.01) per share

     BOULDER, Colo., October 25, 2004 — Pharmion Corporation (NASDAQ: PHRM) today reported financial results for its quarter ended September 30, 2004. Net sales totaled $42.6 million, compared to $7.7 million in the third quarter of 2003. Sales of Vidaza™ (azacitidine for injectable suspension), which the Company launched in the U.S. on July 1, 2004, totaled $20.4 million for the third quarter. Named patient and compassionate use thalidomide sales totaled $17.8 million, compared to $5.2 million for the third quarter of 2003. For the nine months ended September 30, 2004, net sales totaled $78.7 million, compared to net sales of $13.8 million for the same period in 2003.

Pharmion reported a net loss of $(0.4) million for the third quarter of 2004, or $(0.01) per share, compared to a net loss of $(9.3) million, or a pro forma net loss of $(0.52) per share, for the third quarter of 2003. The Company’s net loss for the first nine months of 2004 was $(20.1) million, or $(0.75) per share, compared to a net loss of $(37.1) million, or a pro forma net loss of $(2.08) per share for the same period in 2003. The 2003 pro forma per share amounts assume the conversion of Pharmion’s outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2003, even though the actual conversion did not take place until the Company’s initial public offering in November 2003. On a GAAP basis, the net loss per share for the third quarter and first nine months of 2003 were $(14.35) and $(56.10), respectively.

“We are encouraged by the initial launch of Vidaza and the continued growth of our named patient and compassionate use sales of thalidomide, and we are pleased that these sales have allowed us to significantly reduce our loss this quarter,” said Patrick J. Mahaffy, Pharmion’s president and chief executive officer. “With this progress, we remain focused on three primary objectives: continuing the growth of both Vidaza and thalidomide sales, exploring the clinical utility of Vidaza and thalidomide in additional indications and expanding our product pipeline.”

Third Quarter Financial Detail
 Net sales growth in the third quarter of 2004 was driven by the Company’s U.S. launch of Vidaza, which commenced on July 1, 2004, as well as increased named patient and compassionate use sales of thalidomide. Pharmion holds exclusive marketing and distribution rights for thalidomide from Celgene in markets outside of North America, Japan and certain other Asian countries. Pharmion currently sells thalidomide on a compassionate use and named patient basis in Europe and certain other international markets. Thalidomide is already approved for the treatment of relapsed/refractory multiple myeloma in Australia, New Zealand, Turkey and Israel.

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Pharmion Q3 2004 Financial Results
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Pharmion’s gross margin on net sales was 67 percent for the third quarter of 2004 and 65 percent for the first nine months of 2004, compared to 65 percent and 48 percent for the comparable periods in 2003. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion’s products. Cost of sales for the first nine months of 2003 included inventory charges, primarily related to Refludan, totaling $2.1 million, which reduced the gross margin by 15 percentage points for the first nine months of 2003.

Operating expenses, excluding cost of sales, totaled $26.7 million in the third quarter of 2004, compared to $13.9 million in the year-ago quarter. For the nine months ended September 30, 2004, operating expenses, excluding cost of sales, totaled $66.1 million, compared to $43.6 million for the nine months ended September 30, 2003. The increase in 2004 operating expenses over the comparable periods of 2003 is due to the expansion of clinical, regulatory and commercial activities to support the Company’s products, including Vidaza sales and marketing activities.

Income tax expense totaled $3.0 million in the third quarter of 2004, compared to $40,000 in the year-ago quarter. For the nine months ended September 30, 2004, income tax expense totaled $5.5 million, compared to $154,000 for the nine months ended September 30, 2003. Although the Company has incurred pre-tax losses on a consolidated basis, certain of the Company’s foreign subsidiaries generate taxable income, and therefore incur income tax expense. The increase in income tax expense for the quarter and nine months ended September 30, 2004 as compared to the comparable periods in 2003 is due to increased pre-tax earnings by these subsidiaries resulting from the growth in sales in those countries.

As of September 30, 2004, Pharmion had $310.3 million in cash, cash equivalents and short-term investments, compared to $66.7 million at June 30, 2004. This increase primarily reflects the net proceeds from the Company’s follow-on offering of approximately $238 million received in early July.

2004 Financial Outlook

Pharmion is increasing its net sales expectations for 2004 to a range of $122 to $128 million, up from previous guidance of $111 to $119 million, primarily based on increased expectations for thalidomide named patient and compassionate use sales, as well as increased sales of its smaller brands. The Company now anticipates total thalidomide sales for 2004 in a range of $63 to $65 million, an increase from previous guidance of $58 to $61 million. With additional visibility into Vidaza sales, the Company is raising Vidaza sales guidance slightly to a range of $42 to $46 million for the second half of 2004. The Company estimates its net loss for 2004 to be between $(0.66) to $(0.73) per share, compared to previous guidance of $(0.90) to $(1.10) per share.

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Pharmion Q3 2004 Financial Results
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Pharmion will hold a conference call to discuss third quarter 2004 results tomorrow, October 26, at 8:30 a.m. ET. The conference call will be simultaneously Web cast on the Company’s Web site, and archived for future review.

About Pharmion:
 Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the Company’s website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$42,576	$7,673	$78,692	$13,760
Operating expenses:
Cost of sales, including royalties	14,169	2,681	27,931	7,140
Clinical, development and regulatory	7,383	5,436	21,116	16,897
Selling, general and administrative	18,592	7,867	42,808	25,479
Product rights amortization	720	613	2,160	1,259

Total operating expenses	40,864	16,597	94,015	50,775

Income (loss) from operations	1,712	(8,924)	(15,323)	(37,015)
Interest and other income (expense), net	911	(290)	722	28

Net income (loss) before taxes	2,623	(9,214)	(14,601)	(36,987)
Income tax expense	2,978	40	5,545	154

Net loss	(355)	(9,254)	(20,146)	(37,141)
Less accretion of redeemable convertible preferred stock to redemption value	—	(2,825)	—	(8,474)

Net loss attributable to common stockholders	$(355)	$(12,079)	$(20,146)	$(45,615)

Net loss attributable to common stockholders per common share, basic and diluted	$(0.01)	$(14.35)	$(0.75)	$(56.10)

Shares used in computing net loss attributable to common stockholders per common share, basic and diluted	30,381,691	841,477	26,688,333	813,055

Pro forma net loss attributable to common stockholders per common share assuming conversion of preferred stock , basic and diluted	N/A	$(0.52)	N/A	$(2.08)

Shares used in computing pro forma net loss attributable to common stockholders per common share assuming conversion of preferred stock, basic and diluted	N/A	17,872,433	N/A	17,844,011

CONSOLIDATED BALANCE SHEET DATA
	September 30, 2004	December 31, 2003

Cash and cash equivalents and short-term investments	$310,286	$88,542
Total assets	385,511	145,473
Total liabilities	41,202	40,559
Total Stockholders’ equity	344,309	104,914

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